Exhibit (h) (10)

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT (this “Agreement”) dated October 1, 2009 between WISDOMTREE TRUST (the “Trust”), and WISDOMTREE ASSET MANAGEMENT, INC. (“WTAM”) The “Effective Date” of this Agreement is October 1, 2009

In an effort to ensure that the Trust is in compliance with Rule 38a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), WTAM has agreed to render services to the Trust on behalf of each portfolio series of the Trust (each such series, a “Fund”) as listed on Exhibit C hereto, which may be updated from time to time, by entering into a formal agreement with respect thereto effective from and after the Effective Date.

ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and WTAM hereby agree as set forth below.

SECTION 1. Term of Agreement.

The Trust hereby retains WTAM, on behalf of each Fund, for a period beginning on the Effective Date and ending September 30, 2010 subject to early termination as provided in Sections 8 and 9 (the “Term”). This Agreement may be renewed for additional one-year periods beyond the Term by mutual agreement, subject to the annual approval of the Board of the Trust, including approval by a majority of the trustees of the Trust who are not interested persons of the Trust as defined under Section 2(a)(19) of the 1940 Act (“Independent Trustees”).

SECTION 2. Duties.

(a)    WTAM shall designate, subject to the Trust’s approval, one of its own employees to serve as Chief Compliance Officer of the Trust and each Fund of the Trust within the meaning of the Rule (such individual, the “CCO”). The CCO shall render to the Trust such advice and services (“Services”) as are required to be performed by a CCO under the Rule and as are set forth on Exhibit A hereto, as such exhibit may be modified from time to time by written agreement of the parties hereto. Exhibit A is hereby incorporated into and made a part of this Agreement. The Trust acknowledges that other employees of WTAM will assist the CCO in the performance of his duties hereunder. Mr. Richard Morris will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder. A brief biography for Mr. Morris is attached as Exhibit B hereto.

(b)    During the Term, the CCO shall report to such individuals as may be designated from time to time by the Board of the Trust, subject to the provisions of Exhibit A.

(c)    The parties agree that only employees of WTAM shall act as CCO or otherwise perform services to the Trust under this Agreement unless otherwise agreed in writing by the Trust. Notwithstanding his other duties for WTAM or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services.

(d)    The Trust acknowledges that the CCO may act as Chief Compliance Officer within the meaning of the Rule for other investment companies, and nothing herein shall be construed to prohibit the CCO from acting in such capacity; provided, however, that during the Term neither WTAM nor the CCO shall enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent WTAM or the CCO from performing its or his obligations hereunder.

(e)    The Trust shall cooperate in good faith with WTAM and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, the Trust shall make those of its and its Affiliates’ officers, employees and outside counsel available for consultation with WTAM and the CCO and shall communicate with the board of trustees of the Trust (the “Board”) and the service providers 1 of the Trust (for purposes of this Agreement, the Board and such other service providers collectively, the “Service Providers”) in each case as WTAM or the CCO may reasonably request. The Trust shall provide WTAM and the CCO with the names of appropriate contact people at the Service Providers and shall make introductions and otherwise assist WTAM and the CCO in obtaining the cooperation of the Service Providers. The Trust shall provide WTAM and the CCO with such books and records regarding the Trust as WTAM and the CCO may reasonably request.

SECTION 3. Fee.

(a)    As compensation for the timely and satisfactory performance of the Services on behalf of the Trust and the Funds, the Trust shall pay to WTAM an annual fee of: $275,000 for the first 12 month period (such period shall commence on the Effective Date); each paid  1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”). The Fee shall be payable by the Trust within 30 days of its receipt of an invoice from WTAM, which invoices shall include amounts for any expenses reimbursable under Section 4 hereof.

(b)    The CCO shall not receive and shall not make any claim under this Agreement or otherwise against the Trust for compensation, workers’ compensation, unemployment insurance compensation, or life insurance, social security benefits, disability insurance benefits or any other benefits. WTAM is solely responsible for any such compensation or benefits to be paid to the CCO, and WTAM shall withhold on behalf of the CCO the required sums for income tax, unemployment insurance or social security

[1]	Includes the Trust’s investment adviser, WisdomTree Asset Management, Inc., the Trust’s custodian, administrator and transfer agent, The Bank of New York Mellon, the Trust’s sub-advisors, Mellon Capital Management and the Dreyfus Corporation, and the Trust’s distributor, ALPS Distributors, Inc.

pursuant to any law or requirement of any government agency including, without limitation, unemployment tax, federal, state or foreign income tax, federal social security (FICA) payments and disability insurance taxes. WTAM and the CCO shall make such tax payments as may be required by applicable law and shall indemnify and hold the Trust harmless from any liability that the Trust may incur as a consequence of WTAM’s or the CCO’s failure to make any such tax payment(s).

(c)    WTAM and the CCO shall perform the services hereunder as independent contractors and not as employees of the Trust, although the CCO shall be an employee of WTAM. As independent contractors, neither WTAM nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of the Trust, except as specifically set forth herein. Neither WTAM nor the CCO have, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Trust, as its agent, representative or otherwise, except as specifically set forth herein.

SECTION 4. Reimbursement of Expenses.

During the Term, the Trust shall reimburse WTAM for all reasonable and customary travel and lodging expenses and other out-of-pocket disbursements incurred by WTAM for or on behalf of the Trust in connection with the performance of WTAM’s or the CCO’s duties hereunder; provided that WTAM provides the Trust with appropriate receipts and other reasonable documentation as the Trust may request; and further provided that the Trust is not obligated to reimburse WTAM for any portion of such expenses or disbursements that the Trust deems to be unreasonable or excessive.

SECTION 5. Disclosure of Information.

(a)    From and after the date hereof, neither WTAM nor the CCO shall use or disclose to any Person, except as required in connection with the performance of the Services and in compliance with the terms of this Agreement and as required by law, regulation or judicial process, any Confidential Information (as defined in Section 5(b)), for any reason or purpose whatsoever, nor shall WTAM or the CCO make use of any Confidential Information for WTAM’s or the CCO’s purposes or for the benefit of any Person except the Trust or the Trust’s Affiliates. WTAM shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. For purposes of this Agreement, an “Affiliate” is an individual or entity (collectively, “Person”) controlling or controlled by or under common control with the Trust.

(b)    For purposes of this Agreement, “Confidential Information” means (i) the nonpublic intellectual property rights of WisdomTree Investments, Inc., WTAM, the Board, the Trust and the Trust’s Affiliates and (ii) all other information of a proprietary or confidential nature in whatever form relating to the Board, the Trust or the Trust’s Affiliates, or the business or assets of the Trust or the Trust’s Affiliates, including, without limitation, investment advisory contracts, portfolio holdings, insider trading policies and procedures, best execution evaluations, compliance manuals, books, records, customer and registered user lists, vendor lists, supplier lists, customer agreements, vendor agreements, supplier agreements, incentive and commission program information, distribution channels, pricing information, cost information, business and marketing plans, strategies, forecasts, financial statements, budgets and projections, technology, and all information related to the quantitative securities benchmarks, along with associated service marks, together with any applications or registrations now or hereinafter issued on said service marks, on which each Fund’s investment strategy is based. Confidential Information does not include (i) information in the public domain not as a result of a breach by WTAM or the CCO of this Agreement, (ii) information lawfully received by WTAM or the CCO from a third Person who had the right to disclose such information, and (iii) information developed by WTAM’s or the CCO’s own independent knowledge, skill and know-how.

(c)    WTAM and the CCO agree to promptly notify the Trust of any request for records or any subpoena by any governmental agency or third party. In the event that WTAM or the CCO is requested by legal process to disclose Confidential Information, WTAM shall notify the Trust thereof and shall cooperate with the Trust and the Board, as appropriate, at the expense of the Trust or the Board, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.

SECTION 6. Assignment of Written Materials.

During the Term, WTAM and the CCO shall promptly disclose, and hereby grant and assign to the Trust for its sole use and benefit, any and all technical information, data, procedures, records, suggestions and other materials, insofar as they are reduced to writing, including without limitation the Written Compliance Program of the Trust (as that term is defined in Exhibit A), that are reasonably related to the Trust (collectively, the “Materials”) which WTAM or the CCO may develop or acquire during the Term (whether or not during usual working hours), together with all copyrights and reissues thereof that may at any time be granted for or with respect to the Materials. For the avoidance of doubt, the Materials shall include all records referred to in Exhibit A. The Materials shall constitute Confidential Information within the meaning of Section 5.

SECTION 7. Delivery of Materials Upon Termination of Term.

WTAM shall promptly deliver to the Trust at the termination of the Term, or at any time upon the Trust’s request, the Materials and all memoranda, notes, plans, records, reports, software and other documents and data (and copies thereof existing in any media) relating to the Confidential Information, inventions or the business of the Trust or any of its Affiliates that it or the CCO may then possess or have under its or his control regardless of the location or form of such material and, if requested by the Trust, will provide the Trust with written confirmation that all such materials have been delivered to the Trust.

SECTION 8. Termination.

(a)    The Trust shall have the right to terminate this Agreement, without the payment of any penalty, as to each Fund immediately in the event of:

(i)    a vote of the Board, including a majority of the Independent Trustees, upon ninety (90) days’ prior written notice to WTAM; provided however, that no prior notice is required if termination is for Cause (defined below). For purposes of this

Agreement, “Cause” shall be defined as: (aa) willful misfeasance, bad faith or negligence in connection with the performance of the duties by the CCO under this Agreement, (bb) failure of the CCO to perform his duties under this Agreement, after written notice and a thirty (30) day period to cure, (cc) the CCO’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or (dd) the determination by the Board, including a majority of the Independent Trustees, in its sole discretion, that it has lost confidence in the CCO’s effectiveness as the CCO of the Trust. WTAM agrees that it will report to the Trust’s officers or the Board promptly if WTAM learns that the CCO has engaged in any conduct or been subject to any of the actions described in clauses (aa) through (cc) above;

(ii)    the deregistration of the Trust under the 1940 Act;

(iii)   a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying the Trust’s or the Trust’s obligations under the Rule;

(iv)    subject to the provisions of Section 2(d), any failure of WTAM to employ a CCO for the Trust acceptable to the Trust;

(v)    any assignment of this Agreement. An internal corporate reorganization of any party (which does not result in a change in the nature, scope and quality of services provided hereunder) shall not, by itself, constitute an assignment of this Agreement.

In the event of the termination or dissolution of a particular Fund, this Agreement shall be terminated as to that Fund and shall continue with respect to the non-terminating or non-dissolving Funds.

(b)    WTAM shall have the right to terminate this Agreement, without the payment of any penalty, as to each Fund immediately in the event of:

(i)    a failure by the Trust to meet its obligations hereunder or a breach of the Trust’s representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after the Trust receives written notice of such failure from WTAM;

(ii)   the termination or dissolution of the Fund, or the deregistration of the Trust under the 1940 Act; or

(iii)  a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible.

(c)    Upon termination of this Agreement, the Trust shall have no further liability to WTAM with respect to WTAM’s fees or expenses under this Agreement, except payment of the Fee accrued but unpaid as of the date of termination paid in a lump sum within 60 days of termination.

(d)    Upon termination of this Agreement, WTAM and the CCO each agrees that it will cooperate in the smooth transition of Services and to minimize disruption to the Trust. All payments and expense reimbursements in connection with the termination of this Agreement are subject to the execution of a waiver and release of all known and unknown compensating and reimbursement claims against the Trust by WTAM and the CCO. Any liability to WTAM or the CCO with respect to any regulatory action or litigation pertaining to services rendered by WTAM or the CCO under this Agreement, will survive the termination of this Agreement.

SECTION 9. BOARD ACTION UNDER RULE 38a-1

(a)    If the Board dismisses the CCO, this Agreement will either end immediately, or, at the sole discretion of the Board of the Trust, WTAM may present another CCO candidate for Board consideration and approval to continue the Services under this Agreement.

(b)    If WTAM wishes to dismiss the CCO under the terms of WTAM’s contract with the CCO, then WTAM will make its case to the Board of the Trust before taking such action. Under such circumstances WTAM may, at its own discretion, offer to present another CCO candidate to the Board that would be employed by WTAM, provided however, that the Board of the Trust is not obligated to approve such other proposed CCO candidate to serve as CCO of the Trust and each Fund of the Trust. If the Board (including a majority of the Independent Trustees) approves the new CCO, this Agreement will continue in effect, as amended to reflect the new CCO. If the Board chooses to engage its own CCO as a result of WTAM dismissing the CCO under this Agreement, this Agreement will terminate.

(c)    WTAM warrants that it shall not retaliate against the CCO should the CCO either (i) inform the Board of a compliance failure or (ii) take aggressive action to ensure compliance with the Federal Securities Laws by the Trust, a Fund or a Service Provider.

(d)    If the Board decides to increase the CCO’s compensation or provide a bonus to the CCO, then either the fees paid to WTAM by the Trust will increase proportionately or the Trust will separately compensate the CCO for any amounts it deems due to the CCO above the amounts due to WTAM under this Agreement.

(e)    If the CCO voluntarily resigns, at the discretion of both parties, WTAM may present an alternative CCO candidate for Board consideration and approval to continue the Services under this Agreement within fifteen (15) days of such voluntary resignation by the CCO. If the Board chooses to terminate this Agreement with WTAM as a result of such voluntary resignation by the CCO, WTAM will make every effort to assist the Board in a smooth transition during this period.

SECTION 10. Representations and Warranties.

(a)    WTAM hereby represents and warrants to the Trust and the Trust that (i) the execution, delivery and performance of this Agreement by WTAM does not breach, violate or cause a default under any agreement, contract or instrument to which WTAM is a party or any judgment, order or decree to which WTAM is subject; (ii) the execution, delivery and performance of this Agreement by WTAM has been duly authorized and approved by all necessary action; and(iii) upon the execution and delivery of this Agreement by WTAM and the Trust, this Agreement will be a valid and binding obligation of WTAM.

(b)    The Trust hereby represents and warrants to WTAM that (i) the execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by WTAM and the Trust, this Agreement will be a valid and binding obligation of the Trust.

SECTION 11. Entire Agreement; Amendment and Waiver.

This Agreement and the other writings referred to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement between WTAM and the Trust. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

SECTION 12. Notices.

All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Trust, to:

Jonathan Steinberg, President

WisdomTree Trust

380 Madison Avenue, 21st Floor

New York, NY 10017

Telephone: (917) 267-3734

Facsimile: (917) 697-1847

with a copy to

W. John McGuire

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue NW

Washington, DC 20004

Telephone: (202) 739-5654

Facsimile: (202)739-3001

(b) if to WTAM, to:

WisdomTree Asset Management.

380 Madison Avenue, 21st Floor

New York, NY 10017

Attn: Legal Department

Telephone: (917) 267-3721

Facsimile: (917) 267-3851

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

SECTION 13. Headings.

The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

SECTION 14. Severability.

In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15. Remedies.

(a)    Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Each of the parties hereto further acknowledges that, in the event of a breach of any of the covenants contained in this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(b)    WTAM shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees, payments, expenses and liability arising out of or attributable to any refusal or failure to comply with the terms of this Agreement by WTAM or the CCO, or which arise out of a lack of good faith, negligence or willful misconduct by WTAM or the CCO with respect to the performance by WTAM or the CCO under or in connection with this Agreement or by reason of the reckless disregard by WTAM or the CCO of its or his obligations and duties under this Agreement.

SECTION 16. Limitation of Liability.

The Declaration of Trust establishing the Trust provides that the Trustees shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(b) of the Delaware Business Trust Act, as amended (the “DBTA”). It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust and under Section 3803 of the DBTA. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust and under Section 3803 of the DBTA. WTAM understands that the rights and obligations of each Fund of the Trust under the Declaration of Trust are separate and distinct from those of any and all other series.

SECTION 17. Distinction of Funds.

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

SECTION 18. Benefits of Agreement; Assignment.

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. This Agreement shall not be assignable by WTAM without the express written consent of the Trust. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

SECTION 19. Survival.

Anything to the contrary contained in this Agreement notwithstanding, the provisions of Sections 5 through 7, and 15 through 17 of this Agreement shall survive the termination of the Term.

SECTION 20. Counterparts and Facsimile Execution.

This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

SECTION 21. Governing Law; Mutual Waiver of Jury Trial; Jurisdiction.

(a)    All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law of conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b)    THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE EXCLUSIVE PLACE OF JURISDICTION FOR ANY ACTION, SUIT OR PROCEEDING (“ACTIONS”) RELATING TO THIS AGREEMENT SHALL BE IN THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF NEW YORK, NEW YORK OR, IF SUCH COURTS SHALL NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, IN THE COURTS OF THE STATE OF NEW YORK SITTING THEREIN, AND EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS. IF ANY SUCH STATE COURT ALSO DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, THEN SUCH AN ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES OF THE PRINCIPAL PLACE OF BUSINESS OF ANY PARTY HERETO. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WANES ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY ACTION

BROUGHT IN SUCH COURTS OR TO THE CONVENIENCE OF THE FORUM. FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF ANY PARTY THEREIN DESCRIBED.

SECTION 22. Mutual Contribution.

The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.

IN WITNESS WHEREOF, each of the undersigned has executed this Chief Compliance Officer Services Agreement as of the date first above written.

WISDOMTREE TRUST

By:

Name:	Jonathan Steinberg
Title:	President

WISDOMTREE ASEET MANAGEMENT, INC.

By:

Name:	Bruce Lavine
Title:	President

Exhibit A

Duties of Chief Compliance Officer

The Services shall include, but not be limited to, the following. Terms used in this Exhibit A shall have the meanings assigned thereto in the Chief Compliance Officer Services Agreement to which this Exhibit A is attached.

Drafting of Compliance Program. The CCO shall draft written compliance policies and procedures (the “Compliance Program”) of the Trust, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.”2 In addition to provisions of Federal Securities Laws that apply to the Trust, the Compliance Program shall address compliance with, and be reasonably designed to prevent violation of, the Trust’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Trust from the Securities and Exchange Commission (the “SEC”) and NASD, Inc. (the “NASD”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Trust or relevant to compliance by the Service Providers or the Trust, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief. In drafting the Compliance Program, the CCO shall engage in the following activities:

A.	Evaluation of Internal Control Structure.

1.	Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day-to-day operations of the Trust in relation to compliance by the Trust and its Service Providers (defined below) with the Federal Securities Laws.

2.	Assess from such interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

3.	Review internal audit and other reports maintained by the Trust, and to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.	Review written policies and procedures to assess the adequacy of such policies and procedures with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

[2]	“Federal Securities Laws” are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

B.	Policies and Procedures of the Trust. Conduct a detailed review of the Trust’s Compliance Program pertaining to compliance by registered investment companies with the Federal Securities Laws, among other things:

1.	Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing polices and procedures:

(a)	monitoring for circumstances that may necessitate the use of fair value prices;

(b)	reviewing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

(c)	reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

2.	Processing of Fund shares, with a focus on the following items:

(a)	segregation of investor orders received before the Funds price their shares from those that were received after the Funds price their shares; and

(b)	methodology used by the Funds to protect themselves and their shareholders against late trading.

3.	Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

4.	Protection of nonpublic information, including:

(a)	prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or the Funds’ investment adviser (“Adviser”) or the Funds’ investment subadviser (“Subadviser”);

(b)	disclosure to third parties of material information about the Funds’ portfolio holdings, trading strategies or pending transactions; and

(c)	purchase or sale of Fund shares by the personnel of the Trust or the Adviser or Subadviser based on material, nonpublic information about the Funds’ portfolios.

5.	Compliance with Fund governance requirements, including the procedures to guard against:

(a)	an improperly constituted Board of Trustees (“Board”);

(b)	failure of the Board to properly consider matters entrusted to it; and

(c)	failure of the Board to request and consider information required by the 1940 Act from the Trust and other Service Providers.

6.	The review of the appropriateness of the Funds’ policies on market timing and frequent trading.

7.	The distribution, marketing and advertising of the Funds’ shares.

8.	The trading of portfolio securities by the Funds, including a focus on enforcement of the Trust’s policies with respect to brokerage, soft dollars and allocation of trades.

9.	The review of electronic mail communications by registered representatives of the Trust’s Distributor and employees of the Trust’s Investment Advisor.

II.	Administration of Compliance Program. The CCO shall administer and enforce the Trust’s Compliance Program.

III.	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Trust, the activities of the Trust’s service providers, including the Trust’s investment adviser, WisdomTree Asset Management, Inc. (the “Investment Adviser”), the Trust’s custodian, administrator, transfer agent and investment sub-adviser, The Bank of New York Mellon (“BNYM”) the Trust’s sub-advisors (the “Sub-Advisor”) and the Trust’s distributor, WTAM Distributors, Inc. (the “Distributor”), (for purposes of this Exhibit A collectively, the “Service Providers”). In furtherance of this duty,

A.	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such provided by the Service Provider.

B.	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Trust’s charter, by-laws and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate. Where deemed appropriate and in accordance with pronouncements by the Staff of the Securities and Exchange Commission (“SEC”), WTAM may rely on summaries that are prepared by a Service Provider or a third party, instead of the actual policies and procedures of the Service Provider.

C.	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Trust:

1.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Trust, the Service Provider has prepared and delivered to the Trust a summary of core services that it provides to the Trust or, if no such summary is available, that it has delivered to the Trust copies or summaries of the relevant policies and procedures.

2.	The Service Provider will provide to the Trust and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision. In the alternative, Service Providers may provide summaries of such policies and procedures.

3.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

4.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

IV.	Annual Review. The CCO will monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers. Such monitoring will include risk-based compliance testing of the Trust’s Compliance Program. The Rule requires that, at least annually, the Trust review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Trust.

V.	Reports to the Trust; Escalation

A.	The CCO shall make quarterly reports to the Trust regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Trust and the Service Providers and such other matters as the Trust may reasonably request.

B.	In addition, at least annually, the CCO shall submit a written report to the Trust addressing the following issues:

1.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

2.	any material changes made to the Compliance Program since the date of the such last report;

3.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

4.	each “Material Compliance Matter” that occurred since the date of the last report.[3]

This written report shall be based on the Annual Review. The first written report shall be presented to the Trust no later than 60 days after the date of the first Annual Review.

C.	In the event that the CCO reports a Material Compliance Matter and is not reasonably satisfied with the Trust’s efforts to address and remedy the same, the CCO shall report such Material Compliance Matter to the Board.

VI.	Recordkeeping. The CCO shall maintain the books and records for the Trust that are required to be retained by the Rule, which books and records may be maintained electronically but which shall, in any event, be backed-up and safeguarded in accordance with WTAM’s regular practices for record retention.

[3]

“Material Compliance Matter” is defined as “any compliance matter about which the [Trust’s board] would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Trust or any Service Provider; (ii) a violation of the Compliance Program of the Trust, or the written compliance policies and procedures of its Service Providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Trust, or the written compliance policies and procedures of its Service Providers.

VII.	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the NASD and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by the Board.

VIII.	Amendments to the Compliance Program. The CCO shall consult with the Board and its representatives as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually. Additionally, the CCO will recommend amendments and draft policies and procedures as they pertain to:

A.	consistency with regulatory expectations of risk-based policies and procedures;

B.	maintenance of compliance with the Federal Securities Laws; and

C.	consistency within the structure, organization and format of the policies and procedures.

Any amendments to the Trust’s policies and procedures will be based on industry best practices and regulatory expectations. In addition, on a quarterly basis, the CCO, in consultation with the Trust’s counsel, will provide the Trust with updates, if any, to the Trust’s policies and procedures to reflect changing regulatory requirements.

EXHIBIT B - Bios Update

Exhibit C

Portfolio Series of the Trust

WisdomTree Total Dividend Fund

WisdomTree Equity Income Fund (formerly the WisdomTree High-Yielding Equity Fund)

WisdomTree LargeCap Dividend Fund

WisdomTree Dividend ex-Financials (formerly the WisdomTree Dividend Top 100 Fund)

WisdomTree MidCap Dividend Fund

WisdomTree SmallCap Dividend Fund

WisdomTree Total Earnings Fund

WisdomTree Earnings 500 Fund

WisdomTree MidCap Earnings Fund

WisdomTree SmallCap Earnings Fund

WisdomTree Earnings Top 100 Fund

WisdomTree LargeCap Value Fund (formerly the WisdomTree Low P/E Fund)

WisdomTree LargeCap Growth Fund

WisdomTree DEFA Fund

WisdomTree DEFA Equity Income Fund (formerly the WisdomTree DEFA High-Yielding Equity Fund)

WisdomTree Europe Total Dividend Fund

WisdomTree Global Equity Income Fund (formerly the WisdomTree Europe Equity Income Fund)

WisdomTree Europe SmallCap Dividend Fund

WisdomTree Japan Total Dividend Fund

WisdomTree World ex-U.S. Growth Fund (formerly the WisdomTree Japan Equity Income Fund)

WisdomTree Japan SmallCap Dividend Fund

WisdomTree Pacific ex-Japan Total Dividend Fund

WisdomTree Pacific ex-Japan Equity Income Fund (formerly the WisdomTree Pacific ex-Japan High-Yielding Equity Fund)

WisdomTree International LargeCap Dividend Fund

WisdomTree International Dividend ex-Financials Fund (formerly the WisdomTree International Dividend Top 100 Fund)

WisdomTree International MidCap Dividend Fund

WisdomTree International SmallCap Dividend Fund

WisdomTree Emerging Markets Equity Income Fund (formerly the WisdomTree Emerging Markets High-Yielding Equity Fund)

WisdomTree Emerging Markets SmallCap Dividend Fund

WisdomTree Middle East Dividend Fund

WisdomTree India Earnings Fund

WisdomTree International Basic Materials Sector Fund

WisdomTree International Communications Sector Fund

WisdomTree International Consumer Discretionary Sector Fund

WisdomTree International Consumer Staples Sector Fund

WisdomTree International Energy Sector Fund

WisdomTree International Financial Sector Fund

WisdomTree International Health Care Sector Fund

WisdomTree International Industrial Sector Fund

WisdomTree International Technology Sector Fund

WisdomTree International Utilities Sector Fund

WisdomTree International Real Estate Fund

WisdomTree U.S. Short-Term Government Income Fund

WisdomTree Dreyfus Brazilian Real Fund

WisdomTree Dreyfus Chinese Yuan Fund

WisdomTree Dreyfus Emerging Currency Fund

WisdomTree Dreyfus Euro Fund

WisdomTree Dreyfus Indian Rupee Fund

WisdomTree Dreyfus Japanese Yen Fund

WisdomTree Dreyfus New Zealand Dollar Fund

WisdomTree Dreyfus South African Rand Fund

Total Funds: 51